Exhibit 23.3

October 30, 2015

UTAC Holdings Ltd.

22 Ang Mo Kio Industrial Park 2

Singapore 569506

Singapore

Ladies and Gentlemen:

Reference is made to the Form F-1 registration statement, as the same may be amended from time to time (collectively, the “Registration Statement”), of UTAC Holdings Ltd., to be filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

We have reviewed the sections in the Registration Statement which use the graphical and statistical information supplied by us, including without limitation, such information contained under the section entitled “Industry Overview,” and confirm that they accurately describe the semiconductor industry.

We hereby consent to (i) the use of the graphical and statistical information supplied by us as set forth in the Registration Statement, including, without limitation, such information contained under the section of the Registration Statement entitled “Industry Overview,” (ii) the references to our company in the Registration Statement, (iii) the naming of our company as an expert in the Registration Statement, and (iv) the filing of this letter as an exhibit to the Registration Statement to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act.

/s/ Handel Jones
For and on behalf of
IBS Inc.

Name: Handel Jones
Designation: CEO